Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

November 7, 2018

Northwest Pipe Company Reports Improved Third Quarter Results and Announces Conference Call

Quarterly Highlights

•	Net income from continuing operations per diluted share was $2.86, compared to a prior quarter net loss of $0.59 per diluted share and net loss of $0.16 per diluted share in the third quarter of 2017
•

Excluding one-time non-recurring items as detailed in the Reconciliation of Non-GAAP Financial Measures below, adjusted income from continuing operations per diluted share was $0.21 compared to a loss of $0.16 per diluted share in the third quarter of 2017

•	Net sales were $52.5 million, the highest since the first quarter of 2015, and represented an 82.2% increase from the previous quarter and a 35.2% increase from the third quarter of 2017
•

Gross profit was $5.2 million, or 9.9% of net sales, compared to a gross loss of $1.2 million, or (4.3%) of net sales in the previous quarter and a gross profit of $2.0 million, or 5.1% of net sales in the third quarter of 2017

•	Acquired Ameron Water Transmission Group, LLC (“Ameron”) for $38.1 million on July 27, 2018 resulting in a gain on bargain purchase of $21.9 million
•	Solid bidding and the Ameron acquisition increased our backlog including confirmed orders to $201 million, its highest level since the third quarter of 2012
•	Sold our property in Houston, Texas for net proceeds of $5.8 million in August 2018

VANCOUVER, WA – 11/07/2018 – Northwest Pipe Company (Nasdaq: NWPX) today announced its financial results for the quarter ended September 30, 2018. The Company will broadcast its third quarter 2018 earnings conference call on Thursday, November 8, 2018 at 7:00 am PST.

Outlook

“Better pricing and increased bidding opportunities, coupled with the addition of the newly acquired assets, led to significantly higher revenues, backlog and improving margins in the third quarter. We expect this to continue in the fourth quarter,” said Scott Montross, President and CEO of the Company. “Furthermore, with the substantial amount of work bidding in the fourth quarter we expect the positive trend to continue into 2019.”

Third Quarter 2018 Results

Net sales increased 35.2% to $52.5 million in the third quarter of 2018 from $38.8 million in the third quarter of 2017. The acquired Ameron operations contributed $11.1 million of the increase in sales in the third quarter of 2018. Excluding the impact of the Ameron acquisition, the increase in sales in the third quarter of 2018 compared to the third quarter of 2017 of $2.6 million was due to a 35% increase in selling price per ton, partially offset by a 21% decrease in tons produced. The decrease in production was due to project mix. The increase in selling price per ton was due to improved market conditions and a change in product mix, combined with higher material costs per ton. Higher material costs generally lead to higher contract values and, therefore, higher net sales as contractors and municipalities are aware of the input costs and market conditions.

Gross profit increased 161.1% to $5.2 million (9.9% of Net sales) for the third quarter of 2018 compared to $2.0 million (5.1% of Net sales) for the third quarter of 2017. The increase in gross profit for the third quarter of 2018 was due to improved pricing coupled with the addition of the Ameron facilities.

Net income from continuing operations was $27.8 million, or $2.86 per diluted share, in the third quarter of 2018 which included a $21.9 million bargain purchase gain from the acquisition of Ameron, a $2.8 million gain on sale of the Houston property, $1.9 million in acquisition-related costs and restructuring costs of $0.1 million. Ameron operations, including the acquisition-related costs, resulted in a $0.7 million loss in the third quarter. The third quarter non-recurring items totaled $25.7 million, net of taxes (based on the estimated taxes specific to the non-recurring items). See the Company’s Reconciliation of Non-GAAP Financial Measures for additional clarification. The Company’s estimated effective income tax rate for the third quarter of 2018 was impacted by the nontaxable bargain purchase gain as well as the estimated changes in the Company’s valuation allowance and the tax windfall from share-based compensation. Net loss from continuing operations in the third quarter of 2017 was $1.6 million, or $0.16 per diluted share.

Backlog represents the balance of remaining performance obligations under signed contracts (“Backlog”). The Company also has projects for which it has been notified that it is the successful bidder, but a binding agreement has not been executed (“Confirmed Orders”). Beginning in 2018, accounting guidance requires disclosure of Backlog, which was $100 million as of September 30, 2018 compared to $58 million as of June 30, 2018 and $52 million as of September 30, 2017. Backlog including Confirmed Orders, which is the metric the Company has traditionally reported, was $201 million as of September 30, 2018, compared to $122 million as of June 30, 2018 and $109 million as of September 30, 2017.

Conference Call

The Company will hold its third quarter 2018 earnings conference call on Thursday, November 8, 2018 at 7:00 am PST. To listen to the live call, visit the Northwest Pipe Company website, www.nwpipe.com, under Investor Relations. For those unable to listen to the live call, the replay will be available approximately one hour after the event and will remain available until Friday, December 7, 2018 by dialing 1-800-238-0563 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company is the largest manufacturer of engineered welded steel pipeline systems in North America. The Company’s manufacturing facilities are well-positioned to meet North America's growing needs for water and wastewater infrastructure. The Company serves a wide range of markets and its solution-based products are a good fit for applications including: water transmission, plant piping, tunnels and river crossings. The Company is headquartered in Vancouver, Washington and has manufacturing facilities across North America.

Forward-Looking Statements

Statements in this press release by Scott Montross are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, price and volume of imported product, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its Water Transmission business, the Company’s ability to effectively integrate Ameron into its business and operations and achieve significant administrative and operational cost synergies, the impact of the Tax Cuts and Jobs Act of 2017 and other risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting Backlog including Confirmed Orders, Adjusted income (loss) from continuing operations and Adjusted diluted income (loss) from continuing operations per share. These non-GAAP financial measures are provided to better enable investors and others to assess the Company’s results and compare them with its competitors. These should be considered as supplements to, and not as substitutes for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact

Robin Gantt

Chief Financial Officer

(360) 397-6325

###

NORTHWEST PIPE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net sales	$52,455	$38,804	$114,605	$97,153
Cost of sales	47,252	36,811	109,292	93,171
Gross profit	5,203	1,993	5,313	3,982
Selling, general and administrative expense	5,332	3,423	12,523	10,835
Gain on sale of property	(2,760)	-	(2,760)	-
Restructuring expense	134	-	1,222	881
Operating income (loss)	2,497	(1,430)	(5,672)	(7,734)
Bargain purchase gain	21,880	-	21,880	-
Other income (expense)	59	(81)	249	(54)
Interest income	38	-	256	-
Interest expense	(129)	(117)	(385)	(369)
Income (loss) from continuing operations before income taxes	24,345	(1,628)	16,328	(8,157)
Income tax benefit	(3,456)	(41)	(3,836)	(1,607)
Income (loss) from continuing operations	27,801	(1,587)	20,164	(6,550)
Loss on discontinued operations	-	(482)	-	(1,455)
Net income (loss)	$27,801	$(2,069)	$20,164	$(8,005)

Basic income (loss) per share:
Continuing operations	$2.86	$(0.16)	$2.07	$(0.68)
Discontinued operations	-	(0.05)	-	(0.15)
Net income (loss) per share	$2.86	$(0.21)	$2.07	$(0.83)

Diluted income (loss) per share:
Continuing operations	$2.86	$(0.16)	$2.07	$(0.68)
Discontinued operations	-	(0.05)	-	(0.15)
Net income (loss) per share	$2.86	$(0.21)	$2.07	$(0.83)

Shares used in per share calculations:
Basic	9,735	9,620	9,723	9,611
Diluted	9,735	9,620	9,732	9,611

NORTHWEST PIPE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$1,547	$43,646
Trade and other receivables, net	33,955	28,990
Contract assets	64,130	44,502
Inventories	34,742	17,055
Prepaid expenses and other	5,350	6,562
Total current assets	139,724	140,755
Property and equipment, net	107,907	78,756
Other assets	9,593	10,813
Total assets	$257,224	$230,324

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$19,291	$7,521
Accrued liabilities	6,063	6,563
Contract liabilities	802	2,599
Current portion of capital lease obligations	430	318
Total current liabilities	26,586	17,001
Borrowings on line of credit	190	-
Capital lease obligations, less current portion	931	737
Other long-term liabilities	10,881	12,322
Total liabilities	38,588	30,060
Stockholders' equity	218,636	200,264
Total liabilities and stockholders’ equity	$257,224	$230,324

NORTHWEST PIPE COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Income (loss) from continuing operations, as reported	$27,801	$(1,587)	$20,164	$(6,550)
Adjustments for non-recurring items:
Bargain purchase gain	(21,880)	-	(21,880)	-
Gain on sale of property	(2,760)	-	(2,760)	-
Acquisition-related costs	1,886	-	2,017	-
Restructuring expense	134	-	1,222	881
Estimated tax impact of non-recurring items	(3,097)	-	(3,095)	(151)
Adjusted income (loss) from continuing operations	$2,084	$(1,587)	$(4,332)	$(5,820)

Diluted income (loss) from continuing operations per share, as reported	$2.86	$(0.16)	$2.07	$(0.68)

Adjusted diluted income (loss) from continuing operations per share	$0.21	$(0.16)	$(0.45)	$(0.61)

Note:  The estimated tax impact of non-recurring items is specific to the tax treatment of the adjustments involved.